Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below is a listing of the case under the California Business and Professions Code and the health care cost recovery cases currently scheduled for trial through 2004 against PM USA and, in some cases, ALG.

Case (Jurisdiction)	Type of Action	Trial Date

Brown, et al. v. The American Tobacco Company, Inc., et al. (California)	Case Under the California Business and Professions Code	September 22, 2003

The United States of America v. Philip Morris Incorporated, et al. (Washington, D.C.)	Health Care Cost Recovery Case	September 13, 2004

City of St. Louis, et al. v. American Tobacco, et al. (Missouri)	Health Care Cost Recovery Case	September 27, 2004

Exhibit 99.2

Below is a schedule setting forth by month the number of individual smoking and health cases, including cases brought by current and former flight attendants claiming personal injuries allegedly related to ETS, against PM USA and, in some cases, ALG, that are currently scheduled for trial through the end of the year 2004.

2003	2004

August (2)	January (4)
September (5)	March (1)
October (5)	April (1)
November (3)	May (2)
December (1)	June (3)
July (1)
October (2)
December (1)